Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Second Quarter 2023 Financial Results

•	Second quarter total revenues of $11.0 million, an increase of 28% compared to second quarter 2022

•	Second quarter net loss of ($0.1) million and diluted loss per share of ($0.00)

•	Second quarter Adjusted EBITDA of $1.1 million, an increase of 23% compared to second quarter 2022, and diluted Adjusted EBITDA per share of $0.02, unchanged from second quarter 2022 (Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net loss to Adjusted EBITDA at the end of the press release)

•	Added four net new plasma donation centers during the second quarter, exiting the quarter with 443 centers

•	Launched five new patient affordability programs during the second quarter, exiting the quarter with 31 active programs, leading to a 133% increase in pharma patient affordability revenue

•	Second quarter gross dollar load volume up 7.9% and gross spend volume up 11.1% compared to second quarter 2022

•	Repurchased 119,558 shares of common stock for $312 thousand, bringing year-to-date share repurchases to 319,558

HENDERSON, Nev. – August 8, 2023 – (ACCESSWIRE) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the second quarter 2023 ended June 30, 2023.

“We delivered strong revenue growth this quarter, a year-over-year increase of 28%, supported by the continued positive momentum in our plasma, patient affordability, and other areas of our business," said CEO Mark Newcomer. “Our plasma business continues to provide a strong foundation of our revenue stream model as plasma donors continue to return to centers, approaching pre-pandemic levels. Additionally, we are especially pleased with the growth in both the pipeline and revenue exhibited by our patient affordability business. Prior to the launch of our patient affordability business, we had two types of pharma programs – pharma prepaid and pharma copay. With our pharma prepaid programs ending in 2022, our pharma copay programs will now be included as part of our patient affordability business which better reflects the comprehensive products and services we offer pharmaceutical companies. At Paysign, we remain dedicated to leveraging innovative fintech solutions in healthcare and beyond, allowing us to outperform larger competitors and ensure sustainable growth and long-term value for our shareholders.”

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Quarterly Results

The following additional details are provided to aid in understanding Paysign’s second quarter 2023 results versus the year-ago period:

•	Total revenues increased 28%, or $2.4 million. The increase was attributable to the following factors:

o	Plasma revenue increased $2.2 million, or 28%, primarily due to an increase in plasma locations, plasma donations and dollars loaded to cards with average monthly revenue per center up 13% to $7,587.
o	Pharma revenue decreased $44 thousand, or down 6%, primarily due to pharma prepaid contracts ending in mid-November 2022, offset by the growth and launch of new pharma patient affordability programs. Pharma patient affordability revenue increased $416 thousand, or 133%, to $729 thousand.
o	Other revenue increased by $278 thousand, or 1444%, primarily due to the launch of a new payroll program in the second half of 2022 and other new prepaid disbursement programs.

•	Cost of revenues increased 39%, or $1.5 million. Cost of revenues is comprised of transaction processing fees, data connectivity, data center expenses, network fees, bank fees, card production costs, postage costs, customer service, program management, application integration setup and sales and commission expense. The year-over-year increase in cost of revenues was primarily due to an increase in cardholder usage activity and associated network expenses such as interchange and ATM costs, an increase in plastics and collateral related to an increase in the number of unique card loads, an increase in network expenses and sales commissions related to the growth in our pharma patient affordability business, a new direct network connection with Mastercard and an increase in customer service expenses associated with wage inflation pressures and the overall growth in our business, offset by a decline in postage.
•	Gross profit increased by $918 thousand, or 20%, primarily due to increased plasma and pharma patient affordability revenue, offset by a decline in pharma prepaid revenue. Our gross profit margin decreased to 50.9% versus 54.6% for the same period in the prior year primarily due to the decline in our pharma prepaid business, increased third-party transaction processing and network costs, a new direct network connection with Mastercard and increased customer service costs.
•	Selling, general and administrative expenses increased by $1.1 million, or 25%, and consisted primarily of increases in (i) compensation and benefits of approximately $690 thousand due to continued hiring to support the company’s growth, a tight labor market and increased employee benefit costs, (ii) non-IT outside professional services of approximately $235 thousand, and (iii) stock-based compensation of approximately $340 thousand. This was offset by a $210 thousand increase in the amount of capitalized software development costs and a decrease in all other operating expenses of $8 thousand. We exited the quarter with 108 employees versus 90 employees during the same period last year.
•	Depreciation and amortization increased by $245 thousand, or 34%, due to the continued capitalization of new software development costs and equipment purchases related to the enhancement to our processing platform.
•	Other income increased by $531 thousand primarily related to an increase in interest income resulting from higher cash balances and rising interest rates.
•	We recorded an income tax provision of $58 thousand due to the full valuation on our deferred tax asset in both the current and prior period and the tax benefit related to our stock-based compensation and pretax loss in the prior year periods.
•	Net loss of $104 thousand, or ($0.00) per diluted share, improved by $124 thousand compared to net loss of $228 thousand, or ($0.00) per diluted share, during the same period last year as well as a sequential improvement from the first quarter of 2023. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, decreased by $131 thousand, or down 30%, to $311 thousand due to the factors mentioned above, but was up sequentially from $102 thousand in the first quarter of this year.
•	“Adjusted EBITDA,” which reflects the adjustment to EBITDA to exclude stock-based compensation charges, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $211 thousand, or 23%, to $1.1 million, or $0.02 per diluted share, due to the factors mentioned above, and was up $400 thousand sequentially from the first quarter of this year.

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Second Quarter 2023 Milestones

•	Exited the quarter with approximately 5.9 million cardholders and 598 card programs.
•	Year-over-year revenue increased 28%.
•	Added four new plasma donation centers, ending the quarter with 443 centers.
•	Launched five new pharma patient affordability programs, ending the quarter with 31 active programs.
•	Repurchased 119,558 shares at a cost of $311,649.

Balance Sheet at June 30, 2023

Unrestricted cash decreased $2.0 million to $7.7 million from December 31, 2022, due primarily to our net loss and increases in accounts receivable of $3.0 million, capitalized software development of $1.4 million, prepaid expenses of $0.6 million and the repurchase of 319,558 shares of our common stock for $1.0 million. This was primarily offset by increases of $2.6 million in accounts payable. The large increases in accounts receivable and accounts payable are primarily due to the growth of our pharma patient affordability programs and the launch of new pharma patient affordability programs whereby Paysign invoices its customers at the end of the quarter for reimbursement to pharmacy networks, pharmacies or individuals for their out-of-pocket costs and remits those funds to cover the related accounts payable liability outstanding at the end of the quarter. Restricted cash of $78.4 million are funds used for customer card funding with a corresponding offset under current liabilities. This balance decreased $1.8 million from December 31, 2022 predominately due to declines in plasma deposits where customers managed their quarter-ending cash balances and the termination of our pharma prepaid programs where we returned program funds of over $8.0 million. This was offset by increases in funds on cards and new pharma patient affordability programs which brought in $6.9 million in new account balances. Our adjusted current ratio, which is a non-GAAP measure that excludes restricted cash balances from assets and liabilities, was 1.74x.

2023 Update

“We saw solid revenue and Adjusted EBITDA growth year over year, despite the impact of inflationary pressures this quarter that did not have a similar impact during the same period last year. We are expecting continued growth in our plasma and pharma patient affordability businesses and are on track to meet our revenue and Adjusted EBITDA guidance we provided in March, principally revenue to be in the range of $44.0 million to $46.0 million and Adjusted EBITDA to be in the range of $6.0 million to $7.5 million. Our financial results and cash balances should continue to improve sequentially, excluding the effects of possible share repurchases under our $5 million share repurchase program. Additionally, it is important to note that while we added four new plasma centers in the second quarter, we transitioned an additional 16 mature plasma centers from a single client in July, bringing the current number of plasma centers to over 460," said Paysign CFO Jeff Baker.

Second Quarter 2023 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time today to discuss its second quarter 2023 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and 201.389.0923 (outside the U.S.). A call replay will be available until November 8, 2023, and can be accessed by dialing 877.660.6853 (within the U.S.) and 201.612.7415 (outside the U.S.), using passcode 13739798.

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Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and the company intends that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our belief that our plasma business continues to provide a strong foundation for our revenue stream model; our belief that plasma donors continue to return to centers, approaching pre-pandemic levels; our belief that our pharma copay programs now included as part of our patient affordability business better reflect the comprehensive products and services we offer pharmaceutical companies; our belief that our dedication to leveraging innovative fintech solutions in healthcare and beyond, allows us to outperform larger competitors and ensure sustainable growth long-term value for our shareholders; our expectation for continued growth in our plasma and pharma patient affordability businesses; our belief that we are on track to meet our revenue and Adjusted EBITDA guidance we provided in March; our expectation for total revenue and Adjusted EBITDA; our belief that our financial results and cash balances should continue to improve sequentially, excluding the effects of possible share repurchases under our share repurchase program. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2022. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading financial services provider uniquely positioned to provide technology solutions tailored to the healthcare industry. As an early innovator in prepaid card programs, patient affordability, digital banking services and integrated payment processing, Paysign enables countless exchanges of value for businesses, consumers and government agencies across all industry types.

Incorporated in southern Nevada in 1995, Paysign operates on a powerful, high-availability payments platform with cutting-edge fintech capabilities that can be seamlessly integrated with our clients’ systems. This distinctive positioning allows Paysign to provide end-to-end technologies that securely manage transaction processing, cardholder enrollment, value loading, account management, data and analytics and customer service. Paysign’s architecture is known for its cross-platform compatibility, flexibility and scalability – allowing our clients and partners to leverage these advantages for cost savings and revenue opportunities.

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Through Paysign’s direct connections for processing and program management, the company navigates all aspects of the prepaid card lifecycle completely in house – from concept and card design to inventory, fulfillment and launch. The company’s 24/7/365 in-house, bilingual customer service is facilitated through live agents, interactive voice response (IVR) and two-way SMS alerts, reflecting the company's commitment to world class consumer support.

For more than two decades, Paysign has been a trusted partner for major pharmaceutical and healthcare companies, as well as multinational corporations, delivering fully managed programs built to meet their individual business goals. The company’s suite of offerings include solutions for corporate rewards, prepaid gift cards, general purpose reloadable (GPR) debit cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance. For more information, visit paysign.com.

Contacts:

Paysign Investor Relations: 888.522.4810 ir@paysign.com	Paysign Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Plasma industry	$10,014,461	$7,806,201	$19,374,528	$15,200,565
Pharma industry	729,236	773,311	1,318,798	1,579,879
Other	297,354	19,264	491,015	38,971
Total revenues	11,041,051	8,598,776	21,184,341	16,819,415

Cost of revenues	5,425,311	3,900,965	10,520,932	7,123,355

Gross profit	5,615,740	4,697,811	10,663,409	9,696,060

Operating expenses
Selling, general and administrative	5,304,625	4,255,976	10,250,075	8,896,888
Depreciation and amortization	958,001	713,180	1,803,017	1,392,351
Total operating expenses	6,262,626	4,969,156	12,053,092	10,289,239

Loss from operations	(646,886)	(271,345)	(1,389,683)	(593,179)

Other income
Interest income, net	600,867	70,227	1,185,064	84,563

Loss before income tax provision	(46,019)	(201,118)	(204,619)	(508,616)
Income tax provision	58,137	26,916	59,667	28,813

Net loss	$(104,156)	$(228,034)	$(264,286)	$(537,429)

Net loss per share
Basic	$(0.00)	$(0.00)	$(0.01)	$(0.01)
Diluted	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted average common shares
Basic	52,259,002	51,993,031	52,330,829	51,906,335
Diluted	52,259,002	51,993,031	52,330,829	51,906,335

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2023	2022
	(Unaudited)	(Audited)

ASSETS

Current assets
Cash	$7,670,677	$9,708,238
Restricted cash	78,365,845	80,189,113
Accounts receivable	7,749,451	4,680,991
Other receivables	1,238,020	1,439,251
Prepaid expenses and other current assets	2,290,792	1,699,808
Total current assets	97,314,785	97,717,401

Fixed assets, net	1,124,242	1,255,292
Intangible assets, net	6,998,727	5,656,722
Operating lease right-of-use asset	3,417,635	3,614,838

Total assets	$108,855,389	$108,244,253

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$10,484,747	$8,088,660
Operating lease liability, current portion	372,387	361,408
Customer card funding	78,365,845	80,189,113
Total current liabilities	89,222,979	88,639,181

Operating lease liability, long term portion	3,122,798	3,311,777

Total liabilities	92,345,777	91,950,958

Stockholders' equity
Common stock: $0.001 par value, 150,000,000 shares authorized, 52,842,382	52,842	52,650
and 52,650,382 issued at June 30, 2023 and December 31, 2022, respectively
Additional paid-in-capital	20,595,359	19,137,281
Treasury stock: at cost, 623,008 and 303,450 shares, respectively	(1,127,667)	(150,000)
Accumulated deficit	(3,010,922)	(2,746,636)
Total stockholders' equity	16,509,612	16,293,295

Total liabilities and stockholders' equity	$108,855,389	$108,244,253

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income (loss) the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Reconciliation of EBITDA and Adjusted EBITDA to net loss:
Net loss	$(104,156)	$(228,034)	$(264,286)	$(537,429)
Income tax provision	58,137	26,916	59,667	28,813
Interest income, net	(600,867)	(70,227)	(1,185,064)	(84,563)
Depreciation and amortization	958,001	713,180	1,803,017	1,392,351
EBITDA	311,115	441,835	413,334	799,172
Stock-based compensation	830,426	488,287	1,448,670	1,057,789
Adjusted EBITDA	$1,141,541	$930,122	$1,862,004	$1,856,961

Adjusted EBITDA per share
Basic	$0.02	$0.02	$0.04	$0.04
Diluted	$0.02	$0.02	$0.03	$0.04

Weighted average common shares
Basic	52,259,002	51,993,031	52,330,829	51,906,335
Diluted	54,475,747	52,352,771	54,630,341	52,449,546

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